EXHIBIT 99.2
Final Transcript
Conference Call Transcript
ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Oct. 20. 2005 / 4:30PM ET
Event Duration: N/A

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Warren Edwards
ACS — CFO
Mark King
ACS — President and CEO
Lynn Blodgett
ACS — COO
CONFERENCE CALL PARTICIPANTS
Moshe Katri
SG Cowen — Analyst
Greg Gould
Goldman Sachs — Analyst
Lou Miscioscia
Lehman Brothers — Analyst
Adam Frisch
UBS Warburg — Analyst
Brian Keane
Prudential — Analyst
David Togut
Morgan Stanley — Analyst
David Grossman
Thomas Weisel Partners — Analyst
George Price
Legg Mason — Analyst
Cindy Shaw
Moors & Cabot — Analyst
Jim Kissane
Bear Stearns — Analyst
PRESENTATION
Operator
I would like to thank all participants for standing by. Good afternoon and welcome to the ACS first quarter fiscal year 2006 conference call. Today’s call will consist of prepared statements by ACS followed by a question and answer period. [OPERATOR INSTRUCTIONS]. This call is webcast live on the company’s website and available for replay purposes if you have any objections you may disconnect at this time. Leading today’s conference is Mark King, President and Chief Executive Officer and also speaking today are Lynn Blodgett, Chief Operating Officer and Mr. Warren Edwards, Chief Financial Officer. Mr. Edwards you may begin.
Warren Edwards — ACS — CFO
Good afternoon and thank for joining us today to discuss our first quarter results of fiscal year 2006. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities Laws and may include statements concerning the Company’s outlook for fiscal year 2006 and beyond, overall and business line growth, revenue and expense trends and other statements of expectations concerning matters that are not historical facts.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website or from ACS Investor Relations.
We have also provided a presentation on our website that we will refer to during our discussion. In addition, we will reference certain non-generally accepted accounting measures, which we believe provide useful information for investors and are an integral part of the presentation.
We’ve posted the presentation and the reconciliation of those measures to generally accepted accounting principles on the investor relations page of our website at acs-inc.com. And, finally, we disclaim any intention to and undertake no obligation to update or revise any forward-looking statements.
I will now turn it over to Mark King, our President and Chief Executive Officer who will give you a summary of the significant events during the quarter.
Mark King — ACS — President and CEO
Thank you, Warren, and good afternoon to you, shareholders and analysts. It is a privilege to address you today for the first time as CEO of ACS. I’m very encouraged by our first quarter results, so let’s begin with an overview. Please turn to slide number one of our web presentation.
Fiscal 2006 first quarter revenue was $1.31 billion, representing total revenue growth of 25%. More importantly, our internal revenue growth accelerated significantly to 4% this quarter. In fact, internal growth for both our commercial and government segments increased 4 percentage points sequentially. This is the largest quarterly sequential increase in internal revenue growth in several years. Commercial revenue was $766 million during the quarter, representing 55% total growth. This is due primarily to the Mellon acquisition as well as very solid internal growth of 11%. Government revenue was $545 million during the quarter, down just slightly from the prior year quarter. Consistent with our comments last quarter, we expect that our internal revenue growth will continue to improve during this fiscal year.
Turn now to slide number 2. Reported first quarter diluted EPS was $0.74 which included a $0.04 charge for compensation expense related to the departure of our former CEO, and our assessment of risk related to airline client bankruptcies that occurred in September. Excluding these charges, diluted EPS was $0.78 or 15% growth over the prior year period pro forma diluted EPS of $0.68 which includes stock option expense. Beginning this quarter, we adopted Statement of Financial Accounting Standards No. 123(R) which requires companies to recognize all employee stock-based compensation awards as compensation expense. Stock option expense was about 6% dilutive for the first quarter of fiscal year 2006.
On slide number three, you can see we started fiscal year 2006 with a very strong quarter of new business signings. We signed $180 million of annual recurring new business, which is an increase of 42% over the prior year first quarter and the best start to a year in our history.
I would point out that for the last three years the first quarter reflected the lowest booking amount of that year. Hopefully that trend will continue in FY 2006. Just to remind everybody on the call, the value we assign to new business signings represents the first 12 months of fully ramped revenue under long-term contracts and does not include renewal or short-term engagements.
The commercial segment had another good quarter on the bookings front with $130 million or 72% of the quarterly total. Government posted new business during the quarter of $50 million or 28% of the bookings. Although our government bookings were double that of the prior sequential quarter, there is still work to be done in this segment. From a service line perspective, BPO contributed $121 million, or two thirds of the total, and IT outsourcing contributing $59 million. We always caution investors that bookings are lumpy from quarter to quarter, and it is more meaningful to look at new business bookings growth over a longer period.
Turn now to slide four. This slide depicts the trailing new business signings as of the end of each of the last eight quarters. At September 2005 the trailing 12 month new business signings was a record at $754 million, and grew 26% over the prior trailing 12 months, the highest growth rate in the last two years. This slide should provide you some comfort with our expectations of accelerating internal revenue growth this fiscal year, and the second quarter is off to a very fast start with well over $100 million in new business already awarded within the first 20 days of October.
On the M & A, front the pipeline is active. I would characterize most of the opportunities in this pipeline to be an expansion of existing services. I would caution everyone though, that if there is one thing that is more lumpy than new business, it is acquisitions. The integration of the Mellon business is proceeding as expected.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
We’re also in negotiations to divest of our government welfare-to-workforce business. This business is not core or strategic to our long-term strategy and should help our growth rates and operating margins going forward. We announced the Ascom acquisition last quarter, and we expect closing during the end of second quarter of this fiscal year. Lynn will give you an update on all of these items in a moment.
Turn to slide number five and I’ll discuss the welfare-to-workforce divesture. By way of background, the workforce business was part of the fiscal year 2002 acquisition of IMS from Lockheed Martin. During fiscal year 2005, we recognized approximately $220 million in revenue, which was down from the prior year, and was a full percentage point drag on internal revenue growth this quarter. This business is not core to our long-term strategy and generates below average operating margins. We are currently in due diligence with interested buyers and would expect this transaction to close in the second quarter of fiscal 2006.
Before I finish, let me give you a quick update to the sales pipeline. Turn to slide number six. Let me review first what qualifies to be in our pipeline. Our pipeline only includes opportunities with the decision date in the next six months. It also excludes renewals and any deals greater than $100 million in annual revenue. As of September 30th, our pipeline is in excess of $1.3 billion, an increase of more than 10% from June 30. Commercial continues to dominate the pipeline but the government pipeline is strengthening. From a service line prospective, the pipeline is consistent with our overall revenue split of 75% BPO and 25% ITO. Areas of strength continue to be in HR outsourcing, not only in commercial but in our government group as well. The method of entry may be different but the ultimate services are complimentary. Remember that ACS is the largest provider of services to state and local governments in the United States. The fact that we have relationships and operations in all states and most cities and counties gives us the ideal platform to provide these services. As an example of the strength of our HR offering, this quarter Buck Consultants signed new deals with RR Donnelly, Blue Cross Blue Shield of Florida, Teneco Automotive, and HJ Heinz. Our finance and accounting pipeline continues to grow, and our F & A business has the highest growth rate in the company. We also have several F&A and HR deals we are pursuing in Europe. Healthcare is also a very important market where we see accelerated growth. In government, we’re seeing a lot of activity in the Medicaid and Federal healthcare markets, and of course we’re seeing significant growth in our combined commercial health care line of business.
Customer care is also growing rapidly in commercial, and we are leveraging our best practices from there into our government sector where X11 and government call center consolidations are gaining momentum, and IT outsourcing continues to be an area of strength not just in the commercial segment but in the government arena as well. I will provide some closing comments later on but wanted to introduce Lynn Blodgett, our new Chief Operating Officer. Lynn is certainly no stranger to Wall Street. With his roots in BPO, Lynn is one of our major reasons for success over the last ten years.
I’ll turn it over to Lynn who will discuss segment highlights, segment performance in a little more detail.
Lynn Blodgett — ACS — COO
Thanks, Mark.
Before I get into my prepared remarks let me reflect on the last nine years and express why I’m so excited about ACS’s future. When I joined ACS in 1996, we had revenues of $500 million, and virtually all of that came from our commercial IT outsourcing area. Today the Company has revenue in excess of $5 billion with over 75% of the revenue stream from BPO. Our head count has grown from 4,000 when I started, to over 50,000 employees today working in centers across the globe. This is growth that not many companies could have achieved over this time frame.
I believe the future is bright for ACS because we are focused on the global BPO market, that is in its early stages of its life cycle. We participate in this young market with a differentiated BPO offering, utilizing a global workforce, incentive-based compensation methodology, and world-class technology. I’ve been intimately involved with our clients and know they like the value proposition that ACS offers.
If you turn to slide number seven let’s review our commercial segment. The commercial segment continues to grow at a phenomenal pace. Commercial revenue grew over 50% this quarter, mostly from acquisitions, but even though we’re having this significant acquisition growth, our internal revenue growth is accelerating as well. This internal revenue growth is driven by demand in the BPO market and continued strong interest in the IT outsourcing market. Both of these commercial business lines are experiencing very healthy growth.
We’re making great steps in the Mellon acquisition integration. It’s a big task, but it’s one to which we’re accustomed and we’ll discuss more of that in detail in a moment. Future growth in the commercial segment is not focused in one service line. It’s being driven by several areas of strength. HR outsourcing and F&A are key areas of growth, but we’re also finding that customer care is a key service offering in most of our BPO services that we provide.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
The IT outsourcing market is also robust. Surprising to some is the fact that much of the growth in our IT business comes from “greenfield” contracts, not takeaways from from our competitors. In fact, most of our major wins in 2005 were “greenfield” from Fortune 500 companies which we believe is strong evidence that the market is far from saturated.
As you turn now to slide number eight, we will review our first quarter commercial segment performance. Revenue from the commercial segment was $766 million, and represented 58% of total revenue. Recall that this quarter represents the first full quarter with Mellon included in our operating results. Internal revenue growth of 11% this quarter represented a 4% sequential increase. Commercial operating margins were 11% during the first quarter, declining 50 basis points sequentially, largely due to the charge taken for assessment of risk related to airline client bankruptcies.
In May 2005 we closed on the Mellon-HR outsourcing acquisition. Because we may have new folks on the call today, I’ll review the transaction and the rationale behind it. As you’ll turn to slide number nine, Mellon added new capabilities in our ability to provide end-to-end HR solutions to our clients. The new logos acquired in the Mellon transaction were very impressive, and present a significant cross-selling opportunity for all of ACS.
This was an accretive transaction that could be enhanced greatly with the application of our operational excellence principles. We paid $405 million in cash for the Mellon-HR business, that was generating approximately $640 million in trailing 12 month revenue. This represented a revenue multiple of 0.6 times, and is significantly below what other competitors have recently paid for similar transactions. At the time of the acquisition, we announced that we expected revenues from this Mellon business to be flat during the first year.
Now let me update you on Mellon’s first quarter results and integration status. If you will turn to slide number ten you’ll see first quarter revenue from this business came in right where we expected it at $160 million. While below our company average, profitability of the Mellon business was also right where we expected. On the new business front, we signed several short-term consulting engagements, but this does not count towards our reported new business bookings due to the fact that we define new business as multi-year contracts.
As Mark mentioned earlier, the Mellon acquisition is on target. So far, cost synergies have been met or exceeded in all areas and we are implementing our operational excellence model which includes areas such as global production, customer-centric organization, world-class technology, proprietary work flow tools, incentive compensation and process reengineering.
Operational excellence is not just something we do for our clients, it’s also something we do for ourselves internally. Buck has already helped save ACS substantially on our own employee health care costs. Remember that ACS outsources its internal HR to our HR business and reduced costs dramatically. This, added to the Buck savings, has made a real difference in our own internal cost structure.
In the area of global production, we’ve been able to effect significant cost reductions in the total benefits outsourcing business by utilizing our low cost production centers. In the area of world class technologies, we’re consolidating the Mellon data center in Pittsburgh to the ACS data center in Pittsburgh. I’m very pleased with the progress we’ve made so far on the Mellon integration.
A key piece of any acquisition is the integration of the personnel into overall organization. HR consulting represents about 55% of the Mellon business. During due diligence we recognized that a consulting business is different from an outsourcing business. Consultants require different management, compensation, and benefit structures. We brought back the name Buck Consultants which was met with rousing applause. Buck has had client relationships that span over 85 years. While we’ve lost some people from our consulting organization, which is very typical after a company’s been acquired, we’ve been able to replace nearly every one.
Let’s shift gears and focus on the government segment, as you’ll turn to slide eleven. Although the internal growth rate is still slightly negative in the government segment, it is accelerating. This is the result of the anniversary of several non-recurring revenue projects, and new business ramps. The management organization that we announced in late spring is beginning to show signs of early success. Tom Burlin, Harvey Braswell, and their staff have been very active and — the restructured sales team has been visibly building and expanding the government sales pipeline.
As Mark indicated in his opening comments, we came to the realization that the welfare-to-workforce business line was not core to our long-term strategy, and as a result this business is being divested. This will obviously free up management time to focus on our real growth opportunities.
We are finalizing the Ascom acquisition, and still expect it to close during the second quarter of fiscal 2006. This business has trailing revenues of $180 million, with a purchase price of approximately $100 million. This acquisition will provide us with the front end capabilities to go with our existing transportation back end capabilities and will allow us to sell them in more geographic locations.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Now turn to slide 12, and we’ll discuss the government results for the first quarter. Revenue from the government segment was $545 million, and represented 42% of total revenue. Internal revenue growth increased 4 percentage points sequentially to a negative 1% this quarter. Operating margins for the quarter were 18.3%, which is down sequentially from the fourth quarter.
Last quarter, we indicated that government margins would come down this year, as we began investing in our sales organization and as new business began to ramp. Margins were also impacted this quarter by the lumpiness of non-recurring revenue. However, on a year-over-year basis, the operating margin was 160 basis points higher.
Before I turn the time over to Warren Edwards, I want to reiterate how excited I am about ACS. We have excellent capabilities and I look forward to my new opportunities in expanding our best practices to drive further sales growth not only in the commercial segment but in the government segment as well.
Now Warren will discuss our first quarter financial results in more detail.
Warren Edwards — ACS — CFO
Thank you, Lynn let’s turn to slide 13. We’ve presented both reported and adjusted numbers for both periods. Prior year reflects the pro forma stock compensation expense that we’ve been required to disclose in our 10-Qs and 10-Ks for some time. We provide information for ease of comparison for 2006 results which includes stock-based compensation expenses in accordance with Statement of Financial Accounting Standards No. 123(R). The current year is adjusted for the previously mentioned charges related to the departure of our former CEO, and the assessment of exposure related to our airline client bankruptcies. To recap, revenue for the quarter was approximately $1.31 billion, representing growth of 25% compared to the prior year quarter. Acquisition growth was 21%, with the vast majority of this growth coming from the Mellon acquisition. Internal revenue growth accelerated to 4% this quarter.
First quarter annualized revenues from the Mellon acquisition were flat compared to the trailing 12 month revenue at the time of acquisition, and therefore Mellon had no impact to the improvement in internal growth this quarter. This quarter marked the return to accelerating internal growth, and we do expect that internal growth will increase from current levels due to the ramp of our new business wins, improved renewal rates and the anniversary of the Gateway contract loss.
Reported operating margins were 11.8% for the first quarter, and on a sequential basis were down compared to fiscal year 2005 as we began expensing stock options this quarter. The last column on this slide, which excludes the previously mentioned charges, reflects adjusted operating margins of 12.4% this quarter, compared to an adjusted operating margin of 14% in the first quarter of the prior year.
This decline in operating margins can be attributed to startup costs associated with new business and investments in our government and European sales organization. Reported diluted earnings per share was $0.74 for the first quarter, and excluding the charges totaling $0.04 per diluted share, again for the compensation expense related to the departure of our Chief Executive Officer and bankruptcy provision for an airline client. First quarter adjusted diluted earnings per share was $0.78, in line with first call consensus estimate. This represents a 15% increase compared to the pro forma $0.68 per diluted share reported in the comparable the prior year period.
Now moving to slide 14. As mentioned in our press release, effective July 1, 2005 we’ve adopted prospectively FAS 123(R), which again, requires expensing of employee stock-based compensation awards. Since this new standard was adopted prospectively, we provided pro forma information for the prior year quarter in the income statement attached to our press release for comparative purposes. To further help those of you who have detailed models on ACS, I have recapped the impact that stock options has had on EPS, operating margins and cash flow in prior periods. Since this is for more informational purposes I won’t spend any additional time discussing it but if you have any questions on this historical information, we can address them in follow up calls tonight or tomorrow.
I’ve recapped our balance sheet on slide 15. You can see that accounts receivable increased $50 million during the quarter due to the increase in internal growth and a one day increase in DSO. We’ve collapsed the assets and liabilities associated with the welfare-to-workforce divestiture, and again, we expect this to close during the second quarter of fiscal 2006.
I think it’s important to draw your attention to items that we disclosed in our 10-K filed in September, related to the Mellon acquisition. As part of the purchase price accounting we recorded approximately $160 million of customer contract intangibles which is being expensed over a weighted average life of 15 years. The relatively higher allocation of intangibles to customer contracts along with a longer life, is the result of longevity of Mellon or Buck client relationships.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Buck first began operations in 1916, and still maintains some of those client relationships today. To put this in perspective, this allocation represents almost 40% of the purchase price, and is more than double the allocation of any of our acquisitions that had a purchase price greater than $100 million.
Further, from an annual amortization perspective, the Mellon transaction added over $10 million of amortization expense, increasing the prior amortization by nearly one-third. As a result of this higher allocation of purchase price to customer contract intangibles, we recorded about 50% of the purchase price or approximately $213 million, as goodwill, which is one of the lowest percentages of purchase price recorded as goodwill in our history.
Accrued compensation was flat quarter-over-quarter, even after paying approximately $26 million for fiscal year 2005 bonus during the quarter. Other accrued liabilities were down $19 million, due to the payment of an acquisition earn out and subcontractor payment. With long-term debt of $757 million at September 30th, our debt-to-cap ratio was 21% and was consistent with the amount at June 30.
Now turning to slide 16, the first quarter is typically a light quarter for cash flow due to the timing of our management bonus payments and annual payments related to enterprise software agreements. The first quarter of the prior year was uncharacteristically strong due to an abnormally high quarter of accounts receivable collections. This fiscal year hasn’t started with the same pace, but was generally consistent with our historical first quarter cash flow results.
Operating cash flow for the first quarter was $108 million or approximately 8.2% of revenue. Capex and intangibles as a percentage of revenue was 7.8% during the quarter, and increased 1% versus the prior year. In absolute terms capital spending is up about $30 million. This increase is due to obviously higher revenue levels, but also due to the significant new business wins in the last two quarters, which totaled nearly $400 million of annual recurring revenue. Recall that the majority of capital expenditures occurs at the front end of the contract. I would point out that capital spending in the quarter was actually favorable to our internal projections. On a sequential basis, capital spending increased approximately $10 million, and this increase is due to software purchases in our human resource outsourcing group, and the purchase of a new data center . Free cash flow was $60 million for the quarter, or approximately 50 basis points of consolidated revenue.
Now turn to slide 17. Our Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to an additional $5[00] million of our Class A common stock. From the inception of our share repurchase program in September 2003, we have repurchased approximately $1 billion in Class A common stock at an average share price of about $49. Therefore inception to date purchases represent about 15% of our shares outstanding at the time the program was initiated. As a result of the new authorization, we now have approximately $750 million available to the Company for repurchases of its stock.
Now let’s review guidance for fiscal year 2006, which is unchanged from what we provided almost three months ago. Please turn to slide 18. Total revenue growth is expected to be greater than 25%. Again, we expect internal revenue growth to accelerate throughout fiscal year 2006. Earnings per share is expected to be between $3.30 to $3.55. And our earnings per share guidance would include stock option expense and integration costs associated with the Mellon acquisition.
I would point out that although we’re in advanced discussions regarding the potential divestiture of our welfare-to-workforce business, we have not entered into a definitive agreement. As such, we have not adjusted guidance for this potential sale. As you build your models for the second quarter and the rest of the year, we would urge you to go back and look at historical trends as it relates to the first half and second half EPS contributions to the full year. I would also point out to our investors that there is a rather wide range of estimates, some of which include the expensing of stock options and others that exclude it.
Before we open it up to Q&A I will now hand it back over to Mark for closing comments.
Mark King — ACS — President and CEO
Thanks, Warren. Before I move on I want to personally thank Jeff for his 16 years of loyal service to ACS clients, employees, and shareholders and I know the rest of the management team shares the same feelings of appreciation.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
During his six years as CEO, ACS became one of the top diversified BPO providers in the world. We are very well positioned to take advantage of the markets we serve. We wish Jeff much happiness and success with his new endeavors.
On slide 19, I have listed the ACS executive management team. We have one of the most experienced and tenured management teams in our industry. This consists of a combination of long-time ACS employees, people hired via acquisitions and seasoned veterans from the technology services industry. We have several new participants on the call today. And I thought it would be helpful to quickly review our business strategy.
Please turn to slide number 20. For many of you this will be old news because our strategy hasn’t changed. We focus on a balanced growth strategy from acquisitions and internal sources, we offer multiple mission critical services and multiple vertical services in multiple locations. If you haven’t figured out by now, we like diversification. We are focused on expanding our IT services into Europe and Asia and right now we’re doing this internally.
We will never change our culture, which is fast paced and entrepreneurial. And as long as I’m CEO, we will never let bureaucracy creep into our business. And clients will also be our number one focus. And finally, we’re opportunistic when it comes to business opportunities. We don’t operate this business on a quarter-by-quarter basis. We run our business with an eye on the next five to seven years.
If you turn to slide 21 you can see how this strategy has played out over the last ten years. Slide 21 depicts our revenue and EPS over the last ten years. Revenue has grown 23% on a compounded annual growth rate, similarly EPS has grown 24% on a compounded annual growth rate. There aren’t many companies I know of that can put up this type of slide.
Turn now to side 22. In closing fiscal year 2006 is off to a very good start. Internal revenue growth accelerated this quarter, and we expect it to continue accelerating throughout this fiscal year. New business signings were very solid for the first quarter, and have grown on a trailing 12 month basis at 26%, our highest rate in two years. The second quarter should also be another strong quarter for new business.
Our government segment is turning the corner on growth, and their pipelines are improving. We announced the divesture of our welfare-to-workforce business which has been detrimental to operating margins and growth in the past couple of years. On the commercial side the Mellon integration plans are right on track. We reaffirmed 2006 guidance and our Board of Directors approved another $500 million in share repurchases.
In summary, there’s a lot of positive things going on at ACS right now. I’ve never seen as many opportunities nor have we had the depth of talent resources to address our clients and the market needs and I’m very bullish about the future of ACS. That’s all of the prepared comment that we have for now let’s open it up for Q-and-A. Operator?
QUESTION AND ANSWER
Operator
Thank you at this time we will begin the question and answer portion of today’s program. [OPERATOR INSTRUCTIONS]. Our first question comes from Moshe Katri of SG Cowen, sir you may ask your question.
Moshe Katri — SG Cowen — Analyst
Thanks, I wanted to congratulate you guys for a very strong booking quarter and I wanted to welcome Lynn as the new COO. I wanted to focus a bit about expectations for internal revenue growth this year; guys it seems Q1 looked great. How should we look at it going forward especially as the contributions from — if we actually peel off in terms of revenue growth, peel off the Florida contract that recently went to EDS.
Mark King — ACS — President and CEO
Thanks, Moshe, this is Mark. First of all just answering the last part of your question, I want to remind everyone on the Florida Medicaid contract that was awarded to EDS, as obviously as most people know that’s been protested by ACS, and even if we were to lose, that contract is not scheduled to go away until July 1 of 2007, that’s almost two years from now. That will be on our fiscal year ‘08 numbers. In terms of internal growth, what I would say is as you know we’re no longer giving internal growth guidance, but we have said on this call that we would continue to see internal growth growing throughout the remainder of this year.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Moshe Katri — SG Cowen — Analyst
Okay. And then I think Warren spoke a bit about free cash flows. Given what you’re seeing so far, are you willing to give out any guidance for free cash flows this year for fiscal ‘06,or some sort of — I mean directionally where free cash flows are going to go throughout the year.
Warren Edwards — ACS — CFO
Moshe this is Warren, again when you look at what we’re trying to do in terms of guidance we’re not getting into that level of specificity. However, I would say that we do expect a good year of operating cash flow and a good year of free cash flow and of course, as you know, when internal growth accelerates there’s going to be some capital spending that is going to be required to support that, but based on what I’m seeing right now I think it’s going to be another solid year of cash flow.
Moshe Katri — SG Cowen — Analyst
Finally you mentioned bookings about $100 million so far this quarter. Can you give us the break down between ITO and BPO?
Warren Edwards — ACS — CFO
Between BPO and ITO. It’s going to be fairly consistent with bookings that we announced in the first quarter at least so far. You know I would say it’s about the same percentages what the revenues are between BPO and IT.
Operator
Our next question comes from Greg Gould of Goldman Sachs. Please ask your question.
Greg Gould — Goldman Sachs — Analyst
I wanted to get a sense for are there other businesses, Mark, that you’re looking to potentially divest, like the unclaimed property business. I know that had been somewhat disappointing in the past, or is this just a one time event?
Mark King — ACS — President and CEO

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Greg I would say there are no other businesses we’re looking to divest, the unclaimed property is a great business. We absolutely love the unclaimed property business. Unfortunately, with the unclaimed property business, there’s a lot of lumpiness, because there’s a lot of non-recurring revenue, and so it’s just sometimes very, very hard to predict when the states will let us escheat property over. So no, we love our unclaimed property business.
Greg Gould — Goldman Sachs — Analyst
What kind of growth — just sort of generally do you think that business can be on an annual basis not trying to pin you down, but is that a double digit grower?
Mark King — ACS — President and CEO
First of all it’s hard to tell, Greg, from year to year. There are some very exciting opportunities that they’re looking at right now. I won’t be getting into a lot of the detail because of competitive reasons, but there’s some pretty interesting things that would go far beyond just the simple escheatment of cash and property, you can kind of let your mind race in terms of other areas in the government that could possibly be escheated and therefore drive revenue for the states, because again, that’s one of the beauties of the unclaimed property business, is that it gives states found money.
Operator
Thank you, and our next question comes from Lou Miscioscia of Lehman Brothers. Please ask your question.
Lou Miscioscia — Lehman Brothers — Analyst
Okay, I was wondering you if you could give us some color on the pipeline. I guess a couple of your comments were that it’s only a six month view. What is your normal sales cycle and what’s your normal win rate within the pipeline as it exists as you’ve defined it and a quick follow up on the pipeline.
Mark King — ACS — President and CEO
Lou in terms of the normal process, is it depends, because it all depends whether or not you’re dealing with add on business from an existing client or whether you’re talking in the government business or the commercial business. What I would say as a general rule, is in the commercial world, the time it takes to close something from the very beginning of procurement until you actually sign something is going to be in the six to nine month time frame.
In the government arena, it can be anywhere from the 6 to the 18 month period because you generally have a lot more lead time on exactly when those procurements are coming in. We haven’t seen changes in how long it takes to close a deal. I know some of the industry consultants out there, whether it be [TPI or EquaTerra or Everest], actually doing everything they can to shorten it down to allow the clients to have a little more savings.
Lou Miscioscia — Lehman Brothers — Analyst
Okay and the win rate for the pipeline, can you define it because it just sounds like deals coming close to you all bringing them in or to a decision?
Mark King — ACS — President and CEO
We don’t like to get into win rates other to say in general, I would say our IT outsourcing businesses has probably had a little bit greater win rates than what’s average. I think in the BPO world, we’re seeing basically no change in what our win rates have been historically versus now.
I’m talking on the commercial side, Lou. In the government arenas everybody knows we’ve had some challenged growth in that area, because we haven’t won as many deals as we’d like, and we’re already, — although the new management team has been on board for just a few months, we’re already seeing some of that starting to turn around in terms of the win rates improving.
Operator
Thank you our next question comes from Adam Frisch of UBS.
Adam Frisch — UBS Warburg — Analyst

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
If I annualized the acquired revenues in the quarter it comes to about $904 million which suggests almost 17% year-over-year growth over the annualized revenue contribution side in the press releases for the deals made in ‘05, so if we strip out the growth from the acquisitions, which are included in that 4% organic growth number you cited in your comments what would the end result be and if you could provide the same detail for operating profits?
Warren Edwards — ACS — CFO
Okay, Adam, that was a mouthful and I appreciate the question I think what we said was that acquired growth was 21% and internal growth was 4%. We also said that Mellon was basically flat — at $160 million if you annualize that that’s equal to the trailing 12 month revenue. So, I think it’s a pretty clean comparison in terms of the acquired growth versus the internal growth.
Adam Frisch — UBS Warburg — Analyst
If the acquisitions grew almost 17% from your press releases, when you announced the revenues for them, that growth is included in the 4%, so I would like to know how much that 4% number — what would the 4% number be without the acquisition has
Warren Edwards — ACS — CFO
I’m sorry Adam, I’m confused. Where in our press release did we say the acquired companies —
Adam Frisch — UBS Warburg — Analyst
That was my calculations. If you add up the totals that you put in your prior press releases they were 776 and the acquired revenues I believe contributed 226 to the quarter. If you annualize that.
Warren Edwards — ACS — CFO
Adam, again, obviously we haven’t said they’ve grown 17%. I think it’s going to be easier to do that offline; we can get into all the gory details, because it’s really pretty straightforward. What was your second question?
Adam Frisch — UBS Warburg — Analyst
The contributions of the acquisitions to EBITDA.
Warren Edwards — ACS — CFO
In terms of the total amount?
Adam Frisch — UBS Warburg — Analyst
Yes.
Warren Edwards — ACS — CFO
It was in line with our expectations and what we’ve given to the marketplace. The models we put forth when we did the acquisitions, throughout the last 12 months give or take. They’re all performing in line or maybe slightly better than the overall acquisition model. But we don’t get into details about which line of business is doing what as you know.
Adam Frisch — UBS Warburg — Analyst

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
If I can sneak in one more like the other guys did. If I divide total contract value by the average revenue contribution of the bookings I get an average duration of about 2.8 years — that’s significantly shorter, I think than prior quarters, so can you provide color on what kind of business you’re signing?
Mark King — ACS — President and CEO
Again, you can’t really tell, Adam from a quarter to quarter basis. First of all what I would say on a macro level and this is what TPI and others have been saying, is that contract lives have been going down. Over the past couple of years, as it relates to ACS, is that what you’re doing work in the BPO arena and in particular there’s — let’s say there’s add on work that’s being done for existing clients, that in some cases you have two, three year lives, that’s not to say that is what we expect the term to be, though in some cases they just might co-terminus with the existing contract and others, three year lives. I would also add in fiscal year 2005 the life was five years so you can’t really draw any conclusions at all between what we are showing in one quarter versus what we’ve shown on a historical basis.
Operator
Thank you and our next question comes from Brian Keane of Prudential. Please ask your question.
Bryan Keane — Prudential Analyst
Hi, good afternoon. Mark probably some unnecessary panic ACS gave investors with Jeff’s sudden departure. Could you talk a little bit about the timing, and why not have a transition period with Jeff?
Mark King — ACS — President and CEO
Bryan, thanks, I think what you have to understand is that there were several things going on when Jeff made his decision to leave. We were still closing the books for the first quarter. We were determining what our exposure was to some of the airline clients’ bankruptcies that happened just in the month of September. We did have a couple of disasters happening with Katrina and Rita. We were still trying to assess what was going on there and we were in sensitive discussion with this planned divesture of the welfare-to-workforce business.
There was a lot of stuff going on. I know that the timing was not what Wall Street would have liked, but as we have told many people, after the announcement there was a proxy that was going out, and in that proxy there was the election of directors and there was also asking the shareholders to approve the incentive-based compensation for the CEO. We felt it was prudent or correct to not send out something with something that was knowingly not going to be correct in the next 30 days.
So, again, it was unfortunate in terms of the timing, but that’s just how it developed, and in terms of transition periods, you typically have transition periods like that for when there’s a new CEO that comes into place and the existing management team certainly worked together for many, many years and so we didn’t really think that was necessary. Again, Jeff has talked to some of the people on Wall Street and I think that the comments that he’s made are very consistent with what we have been saying over this last couple of weeks.
Bryan Keane — Prudential Analyst
Right and then just a financial question, Warren, historically I’m trying to go back in memory. I think free cash flow you said expected to be maybe high single digits 7-9% of revenues, are you kind of going back on that.
Warren Edwards — ACS — CFO
We’re not saying that at all we’re just not saying what it’s going to be. We think it’s going to be another solid year of operating and free cash flow.
Mark King — ACS — President and CEO
Don’t draw any conclusions what our full year cash flow is going to be based on the first quarter, as Warren said, the first quarter is always the most seasonably light of the year. Okay. Thanks guys.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Operator
Thank you our next question comes from David Togut, Morgan Stanley please ask your question.
David Togut — Morgan Stanley — Analyst
Thank you, what is your remaining balance sheet exposure to potentially bankrupt clients either airlines or otherwise post this write off.
Mark King — ACS — President and CEO
In terms of airlines, David, it’s pretty low we’re probably talking from a receivable prospective. Somewhere around $5 million, thereabouts, obviously that’s after the reserve we’ve taken and what we’re doing there is mission critical work. We think we’re in pretty good shape there.
From an asset prospective it’s also less than $5 million. Obviously a lot of those assets, in the unlikely event that for one reason or another one of those clients were to go away, those assets would be fairly easily redeployed into other clients. So, we’ve taken a pretty hard look at this. Obviously we think we’re in pretty good shape. We’ll have to see what happens as our clients go through the bankruptcy process and we’ll continue to monitor that, but we think we’re in pretty good shape now.
David Togut — Morgan Stanley — Analyst
Can you talk about the top three drivers of management incentive compensation for ‘07?
Mark King — ACS — President and CEO
You mean for ‘06?
David Togut — Morgan Stanley — Analyst
I’m sorry, ‘06.
Mark King — ACS — President and CEO
The top drivers would be cash flow, EPS growth and overall profit growth that’s at the executive level. Then we have at the next level down, it ties very much to client satisfaction and client renewal, win rates as well as just solid operating performance. It’s, as you probably saw in the proxy, it’s unchanged from what it was from the prior year.
David Togut — Morgan Stanley — Analyst
Just finally, could you address top uses of free cash flow with the big expansion in the buyback, do you expect to be more aggressive there or are acquisition opportunities sufficient for what you have coming in ‘06?
Mark King — ACS — President and CEO
What I would say is certainly at the price where our stock is right now. If it was up to me, I’m going to be pretty aggressive on the stock buybacks, I think that’s a very good use of money in terms of accretion and everything else we’re going continue to be opportunistic on acquisitions. There’s a lot of acquisitions that I would call in the more tactical range that could be needed to just develop or expand some of the service offerings in the HR world, the finance and accounting world and in the health care world. So, I think it’s going to be a combination of both.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Operator
Thank you our next question comes from David Grossman, Thomas Weisel Partners.
David Grossman — Thomas Weisel Partners — Analyst
Lynn, I was wondering if you could talk more specifically what’s happening in the state and local market right now. Where you’re seeing pockets of opportunity in terms of new programs, and maybe update us on both Medicaid and Medicare, what may be happening, and then secondly in the same context of the government business maybe help us better understand specifically what are the key leverage points in turning that business around.
Lynn Blodgett — ACS — COO
First of all, I think in the state and local area, there’s an awful lot of activity going on in the areas of health care and there are a number of initiatives in the next year. I think there are 17, if I remember correctly states that will be coming up for renewal. I think five of those are ours and a dozen from other providers so we’re very optimistic about our chances to increase our market share in that area.
We also are seeing an awful lot of interest and activity in the EBT area. I think it’s been sort of a byproduct with these tragedies that have occurred where if the local and government entities have come to realize that they have a fair amount of vulnerability in that and we’re seeing a lot of interest in that benefits transfer capability.
We’re also seeing a lot of activity in the call center area, both in the X11 area and a lot of state governments have not consolidated call center operations, and that’s where we’re seeing a lot of activity as well.
Mark King — ACS — President and CEO
David, just to follow up. This is Mark. I would say that eligibility continues to be a very strong area. I’ve heard that there’s about 16 different opportunities just in eligibility that are going to be coming up in the next 12 months or so.
So, that’s a strong area as well as it’s interesting, IT outsourcing in the government arena. I think one of the things I’m excited about with Lynn being the COO, is probably no one knows best practices and driving some of the commercial best practices into the government arena. Whether it is routine transaction processing, or whether it is transforming new clients through this kind of what we call this evolutionary state to be able to get clients savings very quickly and evolve into a new state in a year or two.
I think that’s the model in the commercial world that’s been very, very effective for us and hopefully, that will work in the government area as well.
David Grossman — Thomas Weisel Partners — Analyst
And on the — physically on what is the leverage points in terms of regaining momentum. What should we focus on the government side?
Mark King — ACS — President and CEO
Well, I would say one of the leverage points we’re going to get is some of the management team that we’ve added. Tom Burlin, who most of you have not met yet. We plan to get him on the road. Tom is a seasoned IBM veteran, he had 26-27 years of experience and ran their federal business and he’s used to looking at big deals and big systems integration deals and just big opportunities. I think the combination of Tom, doing that and Harvey on the sales and John Brophy with the business relations that we have — it’s a pretty good combination.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Luckily we’re not trying to fix an operating margin issue. We have a very happy client base and things like that. The problem is much simpler in the government arena and that is growth and I think we’re seeing as I said earlier, some positive momentum because we’ve been increasing bookings and we’ve increasing the pipeline.
Operator
Our next question comes from George Price, Legg Mason.
George Price — Legg Mason — Analyst
Thanks very much. Just if I could have a kind of a clarification and then my main question. On the clarification, Warren, the welfare to work business was on all in the reported results and in the 4% internal growth calculation, right?
Warren Edwards — ACS — CFO
That’s correct, and it was actually a drag of 1%.
George Price — Legg Mason — Analyst
Okay, that was my other part of the question. All right so my main question, I guess bigger picture, is one of the areas I think of potential concern is just margin.
Given your guys’ margin say versus your competitors in other areas, particularly on the government side if you think about things like competition in the state and local side your comps have lower hurdles. Obviously there’s a recompete cycle, more ITO filtering into the mix, competition increasing at BPO, lower margins at Mellon, I guess how are you going to — doesn’t this represent margin risk kind of going forward, and even more so than fiscal ‘06 and how are you going approach that? If I could get more color that would be great.
Warren Edwards — ACS — CFO
Yeah, this is Warren. Let me answer that. There’s probably about eight answers to your question. So let me run through them.
Obviously the biggest is going to be relative growth rate. The faster we grow, we’re going to have margin pressure just from all of the startup costs that we have. So that’s probably the most determinant factor. I think the second determinant factor is the level of mix between commercial and our government business. Right, wrong, or indifferent, the government business has been very competitive, but it doesn’t have the number of competitors that you see in the commercial space. Also in the government space we do a lot of outsourcing work that has proprietary technology embedded in the process that gives us a leg up in terms of operating margins.
I think thirdly, what you have on the government side, is now we’ve been working on for the last several months to bring in the commercial best practices that Lynn has been very successful in developing, and implementing in the commercial sector and into the government space so that’s going to further drive down, I believe our cost and hopefully this will allow us to give some money back to our clients down the road, but on the commercial side again, I think we fundamentally attacked the market differently on the BPO side. We think we have a methodology that works and it’s something that’s proven quite well for us.
Mark King — ACS — President and CEO
George, this is Mark. This might be obvious, but I think when you talk about our margins being higher than other people’s margins and you worry about the risk of us going down. I think if you understand why our operating margins, at least in our opinion, were higher, one is the financial discipline that ACS has always had in that — the discipline to either walk away from larger deals or to be able to negotiate based on financial risk that might be there, and also I would just say the historically low SG&A costs and the whole operational excellence model that we have and how we focus on cutting day in and day out operating costs, we don’t know of anyone else that can maybe do it to the level that ACS can do it, so we’re very confident on our margins. But as Warren said, what drives margins at the end of the day is the growth of margins and also the mix of business that we have.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Warren Edwards — ACS — CFO
Yeah and specifically on Mellon, I think we’ve discussed the fact that this deal had a fair amount of, I’ll just say inefficient cost structure, which we’re very adept at taking out. That’s why the accretion in year 2 was higher than year 1. We expect the operating margin in that business to perform very nicely for us over the longer term.
George Price — Legg Mason — Analyst
If I could that $8 million charge that was for airlines and the CEO and am I right in about $6.5 million of that was related to the airlines?
Warren Edwards — ACS — CFO
Actually there’s a schedule in our Reg G filings. It’s about $3 million to the bankruptcy, and the rest of it would relate to Jeff’s departure.
Operator
Our next question comes from Cindy Shaw of Moors & Cabot.
Cindy Shaw — Moors & Cabot — Analyst
Thank you, I was hoping you could give us an update on the BPO landscape. We’ve been hearing from TPI that it seems to for a couple of quarters now, kind of pause in most BPO areas with the exception of HRO, you’ve got obviously some blue chip clients in both HR and F&A outsourcing and the consumer care we’re actually hearing from some people not a strong area, but you seem to be looking at it differently.
Lynn Blodgett — ACS — COO
Yeah, Cindy, thank you. This is Lynn speaking. We’re very bullish about the market and what’s happening in the BPO space in four different areas, one would be obviously in the finance and accounting area we have increasing pipelines both in the U.S. and in Europe, which is kind of a new development for us since we began marketing there in earnest in the beginning of this year. In the HR space we’re seeing great activity; it’s when you look at what the consultants see versus what we see and obviously the consultants are very important in that cycle but we’re not seeing a decline in activity. In fact, we’re seeing an increase.
In the area of customer care, I would say it’s actually quite explosive right now and we’re seeing that because that has become an important part of these multi-scope BPO offerings and in our IT outsourcing space and our transactional BPO space we’re just seeing great activity and you see it in the form of the pipeline and the closing.
Cindy Shaw — Moors & Cabot — Analyst
I understand on the customer care that the demand there is more on the government side?
Lynn Blodgett — ACS — COO
No, I think that we’re seeing when that question was asked, they wanted to know what activity we saw on the government side, and we do see it growing there, but certainly in the commercial space we’ve had tremendous success in customer care. So it’s in both areas, but most of the booking activity right now is coming through the commercial side.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Operator
Thank you, our last question comes from Jim Kissane of Bear Stearns.
Jim Kissane — Bear Stearns — Analyst
Thank you, Mark. I’m very lucky. If you look at the margins in the business that you’re signing today on a blended business of government, commercial, BPO, ITO, does it drive margins long-term pretty much consistent with your historical margins in the mid teens?
Mark King — ACS — President and CEO
Yes.
Jim Kissane — Bear Stearns — Analyst
One last one — can you give us more color on the BPO business sign during the quarter, was it skewed towards HR, F&A? Just a little color.
Mark King — ACS — President and CEO
Yes. Go ahead.
Lynn Blodgett — ACS — COO
I would comment that we had great signings in customer care. We also had strong activity in our transactional BPO area. As we mentioned in our HR consulting area in the TBO area (Total Benefits Outsourcing area) and we also had some good activity in our IT space. In the government area, it came from a number of different areas, and so we’re, as I said earlier, we’re excited about the product and the pipelines and they seem very strong.
Mark King — ACS — President and CEO
Again, Jim, this is Mark. There’s always a lot of confusion over, and consternation, that happens on Wall Street, based on the either the press releases or the lack of press releases that we do on bookings and it is just to remind everybody that with most of our — with most of our commercial clients, we can’t do press releases so that’s why we have to kind of hem and haw about not naming very many names on the commercial clients. What I would say in addition to what Lynn said on that, we had some nice increases on the health care side. We also had just a lot of additional business associated with existing clients. And the pipeline is just a very nice mixture of existing clients, but also a lot of new clients as well.
Jim Kissane — Bear Stearns — Analyst
Great job.
Mark King — ACS — President and CEO
Thank you, Jim.
Warren Edwards — ACS — CFO
Thanks for joining us today. Obviously we’ll be around today and tomorrow for additional calls. Thank you.

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Final Transcript
Oct. 20. 2005 / 4:30PM, ACS — Q1 2006 Affiliated Computer Services Earnings Conference Call
Operator
I would like to thank you everyone for participating in today’s ACS teleconference call. Have a good day and all parties may disconnect at this time.

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